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                                                                   EXHIBIT 10.23

                       CONTRACT FOR MONTHLY RENT OF HOUSE

The Contract has been entered between the Lessor and Lessee in terms and conditions set forth in the following.

1.  INDICATION OF THE REAL ESTATE

         Location:  681-9 Jakjeon-dong Gaeyang-gu Incheon-city
         Usage: site for factory
         Structure & Use: Reinforced steel concrete factory
         Area:  1,712 m2 (518 pyeong)
         Rental Area: partial of 1st story (about 130 pyeong)

2.  CONTRACTUAL MATTERS

Article 1 The Contract has been entered between the Lessor and Lessee in terms and conditions set forth in the following.

                  Key money: Thirty Three Million Won Only (33,000,000 won) Advance payment: 6,000,000 won at the time of this contract is signed. The partial payment in_________ shall be payable on _________. Final payment: 27,000,000 won by September 16, 2002
                  Monthly pay: 3,400,000 won (16th day of every month)

Article 2 The term of lease shall be Twelve (12) months to September 16, 2002.

Article 3 The Lessee shall not use the said real estate as indicated hereinabove for any other purpose than the usage or change in the structure, re-lease, assign and provide for security without prior consent by the Lessor.

Article 4 If the Lessee fails to pay the monthly rent for two (2) months or more, the Lessor may terminate this lease contract without urge and require for return of the leased premises.

Article 5 The Lessee may renovate or alter the house under approval by the Lessor however, it shall be restored to the original condition at its own expense prior to expiration of this contract.

Article 6 Before payment of the balance left over to the Lessor by the Lessee this contract may be terminated however, if the Lessor terminates it shall reimburse two times of the contract key money to the Lessee and if the Lessee terminates it shall waive the contract key money.
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Article 7         The brokerage shall respectively be paid by the both parties hereto at the time of this contract is made.

Special condition:

VAT is charged additionally and the maintenance fee is 1,000 won per pyeong leased (or 130,000 won in total).

Upon the termination of the Rent Agreement facilities shall be recovered in the same condition as leased.

The leased factory shall be vacated if the lessee fails to pay monthly rents for two months in successions.

Co-arbitration with the Dashin Real Estate Agency.

In witness whereof this contract is in duplicate, affixed seals by the respective hands and retain a copy by each party.

                           Date:  September 11, 2002

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                             TRANSLATION CERTIFICATE

The undersigned hereby certifies that the foregoing is a fair and accurate English translation of the original Contract for Monthly Rent, which is in the Korean language.



By:    /s/ YM Lee
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       YM Lee, Chief Financial Officer of
       Liquidmetal Korea Co., Ltd.